Exhibit 99.1

For further information:

David A. Crittenden

Chief Financial Officer

DCrittenden@goutsi.com

(586) 467-1427

Universal Truckload Services, Inc. to acquire Westport Axle Corporation

Warren, MI – December 2, 2013 — Universal Truckload Services, Inc. (NASDAQ: UACL) announced today that it will acquire the sole shareholder of Westport Axle Corporation (“Westport”) from an international industrial group headed in Brazil by SM Brasil Participações S/A. Based in Louisville, Kentucky, Westport provides value-added warehousing and component distribution services to U.S. manufacturers of Class 4-8 trucks, RVs and super-duty trucks. Westport also machines and distributes steering knuckles and axle components for the automotive industry. For the year-ended December 31, 2012, Westport had operating revenues of $58.4 million, and $66.0 million for the nine months ended September 30, 2013.

The cash purchase price is $123.0 million and is subject to a post-closing adjustment. To finance the acquisition, Universal anticipates increasing its senior credit facility to $300.0 million. Universal expects to receive regulatory approval for the transaction and close in late December 2013, subject to customary closing conditions.

“We are very excited about the opportunities this new partnership brings to Universal,” commented Scott Wolfe, Chief Executive Officer. “The acquisition of Westport strategically enhances our customer base by further penetrating industrial markets, specifically to manufacturers of medium and heavy-duty trucks. We believe that Westport’s value-added services and limited capital requirements fit nicely into Universal’s business model and long-term growth strategy. We look forward to working with Westport’s proven management team to enhance their already-strong customer relationships as we further expand Universal’s value to our customers.”

About Universal:

Universal Truckload Services, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, Mexico and Canada. We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes. We offer our customers a broad array of services across their entire supply chain, including transportation, value-added, and intermodal services.

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.